Lee Enterprises in compliance with Nasdaq listing standards

DAVENPORT, Iowa — March 10, 2023 — On March 3, 2023, Lee Enterprises, Incorporated (NASDAQ: LEE), a digital-first subscription platform providing high quality, trusted, local news, information and a major platform for advertising in 77 markets, received a letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”), indicating the Company is in compliance with listing standards.

This letter closes the listing standard delinquency matter opened by Nasdaq on December 28, 2022, as the Company filed its 2022 Annual Report on Form 10-K on February 27, 2023, and its first quarter 2023 Quarterly Report on Form 10-Q on March 2, 2023. The Company is now in compliance with Nasdaq Listing Rule 5250(c)(1), which requires the timely filing of periodic reports with the Securities and Exchange Commission.

About Lee

Lee Enterprises is a major subscription and advertising platform and a leading provider of local news and information, with daily newspapers, rapidly growing digital products and over 350 weekly and specialty publications serving 77 markets in 26 states. Year to date, Lee's newspapers have average daily circulation of 1.0 million, and our legacy websites, including acquisitions, reach more than 38 million digital unique visitors. Lee's markets include St. Louis, MO; Buffalo, NY; Omaha, NE; Richmond, VA; Lincoln, NE; Madison, WI; Davenport, IA; and Tucson, AZ. Lee Common Stock is traded on NASDAQ under the symbol LEE. For more information about Lee, please visit www.lee.net.

Contact IR@lee.net (563) 383-2100